Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8, No. 333-        ) of URS Corporation for the registration of common stock reserved for grant under the 1999 Equity Incentive Plan and issuance under the Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated July 25, 2002, with respect to the consolidated financial statements of EG&G Technical Services, Inc. and Subsidiary as of December 28, 2001 and for the year then ended included in URS Corporation’s current report on Form 8-K/A filed on November 5, 2002, with the Securities and Exchange Commission.

                     /s/ ERNST & YOUNG LLP

November 10, 2003
McLean, Virginia